Exhibit 99.1

Title	Oral LPCN 1144 treatment significantly reduced liver fat and key liver injury markers in biopsy confirmed NASH subjects: Results of a Phase 2 randomized controlled study
Category	NAFLD: Therapy
Submitter	Dr. Kilyoung Kim
Speaker	Dr. Kilyoung Kim, Lipocine Inc, Product Development, Salt Lake City, United States
Corresponding author	Dr. Kilyoung Kim [1]
Authors	Dr. Benjamin Bruno [2]
Dr. Kongnara Papangkorn [1]
Dr. Nachiappan Chidambaram [1]
Dr. Mahesh Patel [3]
Prof. Dr. Anthony DelConte [4]
Dr. Michael Charlton [5]
Dr. Mary Rinella [6]
Prof. Arun Sanyal [7]

[1] Lipocine Inc, Product Development, Salt Lake City, United States
[2] Lipocine Inc, Clinical Affairs, Salt Lake City, United States
[3] Lipocine Inc, Salt Lake City, United States
[4] Saint Joseph's University, Philadelphia, United States
[5] University Of Chicago Medicine, Hepatology, Chicago, United States
[6] Northwestern Medicine Digestive Health Center, Hepatology, Chicago, United States
[7] Virginia Commonwealth University, Internal Medicine, Richmond, United States

Background and Aims: Non-alcoholic Steatohepatitis (NASH) is a common cause of liver disease and is on a trajectory to become the most common indication for liver transplantation in Western Europe and the United States. In large multi-ethnic cross-sectional studies, low testosterone (T) levels are independently predictive of fatty liver. Hepatic steatosis (measured by MRI-PDFF), together with serum transaminase levels, specifically alanine aminotransferase (ALT) and aspartate aminotransferase (AST), are predictive of liver pathology and histology in NASH subjects. LPCN 1144 is an oral prodrug of endogenous Testosterone (T) under development for treatment of noncirrhotic NASH. Therapy with d-alpha tocopherol has previously been shown to improve biochemical (ALT) and histological features of NASH albeit in a non-diabetic population. Currently, LPCN 1144 is being investigated for safety and efficacy in a 36-week randomized, double-blind, paired biopsy, placebo-controlled phase 2 LiFT ("Liver Fat intervention with oral Testosterone") study (NCT04134091). Here, we present the topline results post 12 weeks of treatment.

Method: Fifty-six adult male NASH subjects with F1-F3 fibrosis were randomized 1:1:1 to three arms (Treatment A: n=18 with an oral dose of 142 mg T equivalent twice daily, Treatment B: n=19 with an oral dose of 142 mg T equivalent formulated with 238 mg of d-alpha tocopherol acetate twice daily, and Placebo: n=19 with matching placebo twice daily). The primary endpoint was change from baseline (BL) in hepatic fat fraction via MRI-PDFF. Change from BL of ALT, and AST were secondary endpoints post 12 weeks of treatment.

Results: Baseline levels of hepatic fat fraction, ALT, and AST for all groups were 19.2%, 51.4 U/L, and 33.3 U/L, respectively. As shown in the Figure, both treatment arms met the primary endpoint of liver fat reduction with statistical significance compared to placebo (p<0.001). Approximately two thirds of patients treated with either LPCN 1144 treatment experienced greater than 30% reduction in liver fat. Both ALT and AST were significantly (p<0.05 vs placebo) reduced with either LPCN 1144 treatment. Furthermore, Treatment B comprising d-alpha tocopherol amplified reduction of the liver injury markers in this population. During the 12 weeks of treatment, the observed rate and severity of Treatment Emergent Adverse Events in both the treatment arms were comparable to the placebo arm.

Conclusion: LPCN 1144 treatment substantially and significantly improved the key non-invasive markers of liver health in male patients with biopsy confirmed NASH with fibrosis. LPCN 1144’s treatment potential for NASH resolution and/or fibrosis improvement is under evaluation in the ongoing LiFT trial.

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